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                                                                   Exhibit 23.6

                                ERWIN & COMPANY
                          CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Citadel Communications Corporation


We consent to incorporation by reference in the registration statement on Form S-8 of Citadel Communications Corporation of our reports dated April 1, 1997 on the balance sheet of Snider Corporation as of December 31, 1996 and the related statements of income, stockholders' equity and cash flows for the year then ended and April 23, 1997 on the combined balance sheet of Snider Broadcasting Corporation and subsidiary and CDB Broadcasting Corporation as of December 31, 1996 and the related combined statements of operations, stockholders' deficit and cash flows for the year then ended, which reports appear in the prospectus of Citadel Communications Corporation dated June 30, 1998.


/s/ ERWIN & COMPANY
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Little Rock, Arkansas
October 1, 1998